PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated April 7, 2022)	Registration No. 333-260458
107,357,335 Shares of Class A Common Stock
8,325,000 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 7, 2022 (as supplemented from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on May 25, 2022 (the “Form 8-K/A”). Accordingly, we have attached the Form 8-K/A to this prospectus supplement.
The Prospectus relates to: (a) the offer and sale by us of: (i) 8,325,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 8,325,000 private placement warrants that were held by Osprey Sponsor II, LLC (the “Sponsor”) at the closing (the “Closing”) of the merger by and among Osprey Technology Acquisition Corp. (“Osprey”), Osprey Technology Merger Sub, Inc. and BlackSky Holdings, Inc. (“Legacy BlackSky”), 4,162,500 of which are currently exercisable at a price of $11.50 per share and 4,162,500 of which will not be exercisable unless and until the date that our Class A Common Stock shall reach a trading price of $20.00 per share on the New York Stock Exchange (“NYSE”) and are then exercisable at a price of $20.00 per share (collectively, the “Private Placement Warrants”), (ii) 15,812,500 shares of Class A Common Stock issuable upon the exercise of 15,812,500 warrants, exercisable at a price of $11.50 per share (the “Public Warrants”), and (iii) 5,725,772 shares of Class A Common Stock reserved for issuance upon the exercise of certain outstanding options and warrants to purchase Class A Common Stock and vesting of restricted stock units for Class A Common Stock; and (b) the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of: (i) 62,938,725 shares of Class A Common Stock consisting of (1) 49,764,934 shares of Class A Common Stock beneficially owned by certain former stockholders of Legacy BlackSky, (2) 3,497,461 shares of Class A Common Stock issuable to certain former Legacy BlackSky stockholders upon the vesting of restricted stock units, (3) 1,770,080 shares of Class A Common Stock issuable to a former Legacy BlackSky stockholder upon the exercise of a warrant, (4) 1,843,500 shares of Class A Common Stock owned by JANA Capital LLC, and (5) 6,062,750 shares of Class A Common Stock issued to the Sponsor and certain affiliates of the Sponsor; (ii) 18,000,000 shares of Class A Common Stock purchased at Closing by a number of subscribers pursuant to separate PIPE subscription agreements; (iii) 800,000 shares of Class A Common Stock purchased by Palantir at Closing pursuant to the Palantir subscription agreement; (iv) 8,325,000 shares of Class A Common Stock issuable upon the exercise of 8,325,000 Private Placement Warrants; (v) 8,325,000 Private Placement Warrants purchased by the Sponsor in connection with Osprey’s initial public offering and (vi) 1,481,110 shares of Class A Common Stock consisting of (1) 309,862 shares of Class A Common Stock issuable upon the exercise of 309,862 options at a weighted average exercise price of $1.5282, (2) 148,369 shares of Class A Common Stock issuable upon the vesting of restricted stock units, (3) 64,797 shares of Class A Common Stock and (4) 958,082 shares of Class A Common Stock held by Legacy BlackSky’s founders.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our Class A Common Stock is listed on NYSE under the symbol “BKSY,” and the Public Warrants are listed on NYSE under the symbol “BKSY.W.” On May 23, 2022, the last quoted sale price for our Class A Common Stock as reported on NYSE was $1.26 per share and the last quoted sale price for our Public Warrants as reported on NYSE was $0.15 per warrant.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for the Prospectus and for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 10 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 25, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 25, 2022
BlackSky Technology Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39113	47-1949578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13241 Woodland Park Road
Suite 300
Herndon, Virginia	20171
(Address of principal executive offices)	(Zip code)
(571) 267-1571
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BKSY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BKSY.W	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Explanatory Note
This Current Report on Form 8-K/A is being filed to amend the Current Report on Form 8-K filed by BlackSky Technology Inc. (the “Company”) on May 25, 2022 (the “Original 8-K”) to amend the disclosure in the Original 8-K to note that $71.7M of the five year base subscription starting value will be allocated to the first 2 years. Other than the amendment described in this Explanatory Note, this amendment does not amend, modify or update any of the disclosures contained in the Original 8-K or Exhibit 99.1 thereto.

Item 1.01. Entry into a Material Definitive Agreement

On May 22, 2022, BlackSky Technology Inc. (the “Company”) entered into a multi-year, firm fixed-price contract with the National Reconnaissance Office, an agency of the United States Intelligence Community (the “NRO Contract”). The NRO Contract is effective May 23, 2022 with a five year base subscription with a starting value of $85.8M for the Company’s imagery services, of which $71.7M were allocated to the first 2 years. The total contract with options is valued up to $1.021 billion over the course of the 5-year base period of performance and the five 1-year option periods for imagery from current and future satellite constellations. The NRO Contract is incrementally funded and subject to appropriations by the federal government.

The description of the statement of work (SOW) includes intelligence points/area imagery data collection to support military intelligence requirements as well as theater direct downlink to non-commercial, government-defined fixed, or transportable data terminals. The SOW is qualified in its entirety by the text of the agreement, a redacted version of which is expected to be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the second quarter ending June 30, 2022.

The Company is also a party to a number of other agreements or arrangements with the U.S. government, as described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Item 7.01. Regulation FD Disclosure
On May 25, 2022, the Company issued a press release announcing the event described in Item 1.01 of this Form 8-K. A copy of this press release is included as Exhibit 99.1 to this Form 8-K.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.
Item 9.01.     Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated May 25, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 25, 2022

BLACKSKY TECHNOLOGY INC.

By:	/s/ Johan Broekhuysen
Name: Johan Broekhuysen
Title: Chief Financial Officer